Exhibit 99.1

EVERTEC REPORTS FIRST QUARTER 2024 RESULTS

SAN JUAN, PUERTO RICO - May 1, 2024 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec”, the “Company”, “we” or “our”) today announced results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights

•Revenue increased 28% to $205.3 million
•GAAP Net Income attributable to common shareholders decreased 47% to $16.0 million and decreased 48% to $0.24 per diluted share
•Adjusted EBITDA increased 16% to $78.2 million and Adjusted earnings per common share increased 4% to $0.72
•Entered into an accelerated share repurchase (ASR) agreement for $70 million which is expected to be completed in the third quarter of 2024

Mac Schuessler, President and Chief Executive Officer stated, “We are pleased with our first quarter results that reflect the strength of our business in Puerto Rico while we continue to successfully expand in Latin America."

First Quarter 2024 Results

Revenue. Total revenue for the quarter ended March 31, 2024 was $205.3 million, an increase of 28% compared with $159.8 million in the prior year quarter, reflecting the contribution from the Sinqia acquisition and organic growth across all of the Company's segments. Strong sales volume growth and an improvement in the overall spread drove our Merchant acquiring revenue growth. Payments Puerto Rico revenues benefited from growth in transactions and ATH Movil Business. Latin America revenue benefited from a full quarter contribution from the Sinqia acquisition as well as continued organic growth across the region. Business Solutions revenue reflected growth across several lines of business.

Net Income attributable to common shareholders. For the quarter ended March 31, 2024, GAAP Net Income attributable to common shareholders was $16.0 million, or $0.24 per diluted share, a decrease of $14.1 million or $0.22 per diluted share as compared to the prior year. The decrease was driven by an increase in interest expense resulting from the incremental debt raised to finance the Sinqia acquisition and an increase in depreciation and amortization expense. Costs of revenues increased primarily due to the addition of Sinqia, and, to a lesser extent, increases in cloud services, professional fees, personnel costs and costs of sales. Selling, general and administrative expenses increased also mainly due to the addition of Sinqia, and an increase in personnel costs. Partially offsetting these negative impacts is a decrease in income tax expense driven by the higher interest expense resulting from the incremental debt raised as part of the Sinqia acquisition.

Adjusted EBITDA and Adjusted EBITDA Margin. For the quarter ended March 31, 2024, Adjusted EBITDA was $78.2 million, an increase of $11.0 million when compared to the prior year quarter. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 38.1%, a decrease of approximately 390 basis points from the prior year. The increase in Adjusted EBITDA reflects the impact from the Sinqia acquisition, which contributes at a lower margin, leading to the decrease in Adjusted EBITDA margin.

Adjusted Net Income and Adjusted earnings per common share. For the quarter ended March 31, 2024, Adjusted Net Income was $48.0 million, an increase of $2.4 million compared to $45.6 million in the prior year. The increase was driven by the higher Adjusted EBITDA and a non-gaap tax benefit compared with a non-gaap tax expense in the prior year quarter, partially offset by higher operating depreciation and amortization resulting from the increase in capital expenditures in the prior year and higher cash interest expense, due to the incremental debt raised for the Sinqia acquisition. Adjusted earnings per common share was $0.72, an increase of $0.03 per diluted share compared to $0.69, in the prior year driven by the increase in adjusted net income, partially offset by a higher share count that reflects the shares issued as part of the Sinqia acquisition.

Share Repurchase

During the three months ended March 31, 2024, the Company repurchased 1.5 million shares of its common stock at an average price of $37.92 per share as part of the Company's ASR.

2024 Outlook

The Company's financial outlook for 2024 is as follows:

•Total consolidated revenue between $846 million and $854 million approximately 22% to 23% growth.
•Adjusted earnings per common share between $2.85 to $2.94 approximately 1% to 4% growth as compared to $2.82 in 2023.
•Capital expenditures are anticipated to be approximately $80 million, including Sinqia.
•Effective tax rate of approximately 6% to 7%.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its first quarter 2024 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 7888864. The replay will be available through Wednesday, May 8, 2024. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast will be available prior to the call on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processor and financial technology provider in Latin America, Puerto Rico and the Caribbean, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately six billion transactions annually. The Company also offers financial technology outsourcing in all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this earnings release are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other stakeholders to evaluate companies in our industry. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included at the end of this earnings release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, each as defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and unusual expenses such as: share-based compensation, restructuring related expenses, fees and expenses from corporate transactions such as M&A activity and financing, equity investment income net of dividends received, and the impact from unrealized gains and losses on foreign currency remeasurement for assets and liabilities in non-functional currency. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio.

Adjusted Net Income is defined as Adjusted EBITDA less: operating depreciation and amortization expense, defined as GAAP Depreciation and amortization less amortization of intangibles related to acquisitions such as customer relationships, trademarks, non-compete agreements, among others; cash interest expense defined as GAAP interest expense, less GAAP interest income adjusted to exclude non-cash amortization of debt issue costs, premium and accretion of discount; income tax expense which is calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for uncertain tax position releases, tax true-ups, windfall from share-based compensation, unrealized gains and losses from foreign currency remeasurement, among others; and non-controlling interests, net of amortization for intangibles created as part of the purchase.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them.

Forward-Looking Statements

Certain statements in this earnings release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our ability to meet our guidance expectations for revenue, earnings per share, Adjusted earnings per common share, capital expenditures and effective tax rate, including for fiscal year 2023, are forward looking statements. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our reliance on our relationship with Popular, Inc. (“Popular”) for a significant portion of our revenues pursuant to our second Amended and Restated Master Services Agreement (“A&R MSA”) with them, and as it may impact our ability to grow our business; our ability to renew our client contracts on terms favorable to us, including but not limited to the current term and any extension of the MSA with Popular; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on our personnel and certain third parties with whom we do business, and the risks to our business if our systems are hacked or otherwise compromised; our ability to develop, install and adopt new software, technology and computing systems; a decreased client base due to consolidations and/or failures in the financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; our dependence on credit card associations, including any adverse changes in credit card association or network rules or fees; changes in the regulatory environment and changes in macroeconomic, market, international, legal, tax, political, or administrative conditions, including inflation or the risk of recession; the geographical concentration of our business in Puerto Rico, including our business with the government of Puerto Rico and its instrumentalities, which are facing severe political and fiscal challenges; additional adverse changes in the general economic conditions in Puerto Rico, whether as a result of the government’s debt crisis or otherwise, including the continued migration of Puerto Ricans to the U.S. mainland, which could negatively affect our customer base, general consumer spending, our cost of operations and our ability to hire and retain qualified employees; operating an international business in Latin America and the Caribbean, in jurisdictions with potential political and economic instability; the impact of foreign exchange rates on operations; our ability to protect our intellectual property rights against infringement and to defend ourselves against claims of infringement brought by third parties; our ability to comply with U.S. federal, state, local and foreign regulatory requirements; evolving industry standards and adverse changes in global economic, political and other conditions; our level of indebtedness and the impact of rising interest rates, restrictions contained in our debt agreements, including the secured credit facilities, as well as debt that could be incurred in the future; our ability to prevent a cybersecurity attack or breach to our information security; the possibility that we could lose our preferential tax rate in Puerto Rico; our inability to integrate Sinqia successfully into the Company or to achieve expected accretion to our earnings per common share; any loss of personnel or customers in connection with the Sinqia Transaction; any possibility of future catastrophic hurricanes, earthquakes and other potential natural disasters affecting our main markets in Latin America and the Caribbean; and the other factors set forth under "Part 1, Item 1A. Risk Factors," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the "SEC") on February 29, 2024, as any such factors may be updated from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive (Loss) Income

	Three months ended March 31,
	2024	2023
(Dollar amounts in thousands, except share data)
Revenues	$205,318	$159,814

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	102,448	76,417
Selling, general and administrative expenses	35,626	23,875
Depreciation and amortization	34,441	19,432
Total operating costs and expenses	172,515	119,724
Income from operations	32,803	40,090
Non-operating income (expenses)
Interest income	3,360	1,133
Interest expense	(19,939)	(5,643)
Loss on foreign currency remeasurement	(4,456)	(4,864)
Earnings of equity method investment	1,071	1,155
Other income, net	3,840	1,010
Total non-operating expenses	(16,124)	(7,209)
Income before income taxes	16,679	32,881
Income tax expense	292	2,818
Net income	16,387	30,063
Less: Net income attributable to non-controlling interest	408	11
Net income attributable to EVERTEC, Inc.’s common stockholders	15,979	30,052
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	(26,476)	17,605
Gain (loss) on cash flow hedges	2,348	(1,545)
Unrealized loss on change in fair value of debt securities available-for-sale	(3)	(20)
Other comprehensive (loss) income, net of tax	$(24,131)	$16,040
Total comprehensive (loss) income attributable to EVERTEC, Inc.’s common stockholders	$(8,152)	$46,092
Net income per common share:
Basic	0.25	$0.46
Diluted	$0.24	$0.46
Shares used in computing net income per common share:
Basic	65,179,965	64,968,298
Diluted	66,336,679	65,608,618

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(In thousands)	March 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$293,666	$295,600
Restricted cash	23,597	23,073
Accounts receivable, net	141,332	126,510
Settlement assets	42,068	51,467
Prepaid expenses and other assets	62,336	64,704
Total current assets	562,999	561,354
Debt securities available-for-sale, at fair value	2,093	2,095
Equity securities, at fair value	10,843	9,413
Investment in equity investee	21,859	21,145
Property and equipment, net	60,777	62,453
Operating lease right-of-use asset	14,824	14,796
Goodwill	777,932	791,700
Other intangible assets, net	490,188	518,070
Deferred tax asset	19,879	47,847
Derivative asset	6,962	4,385
Other long-term assets	28,130	27,005
Total assets	$1,996,486	$2,060,263
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$116,977	$129,160
Accounts payable	66,629	66,516
Contract liability	18,938	21,055
Income tax payable	—	3,402
Current portion of long-term debt	23,867	23,867
Short-term borrowings	80,000	—
Current portion of operating lease liability	7,575	6,693
Settlement liabilities	40,446	47,620
Total current liabilities	354,432	298,313
Long-term debt	941,717	946,816
Deferred tax liability	53,576	87,916
Contract liability - long term	52,062	41,825
Operating lease liability - long-term	8,686	9,033
Other long-term liabilities	34,116	40,984
Total liabilities	1,444,589	1,424,887
Commitments and contingencies
Redeemable non-controlling interests	40,658	36,968
Stockholders’ equity
Common stock, par value $0.01; 206,000,000 shares authorized; 64,408,959 shares issued and outstanding as of March 31, 2024 (December 31, 2023 - 65,450,799)	644	654
Additional paid-in capital	—	36,527
Accumulated earnings	512,535	538,903
Accumulated other comprehensive (loss) income, net of tax	(5,922)	18,209
Total stockholders’ equity	507,257	594,293
Non-redeemable non-controlling interest	3,982	4,115
Total equity	511,239	598,408
Total liabilities and equity	$1,996,486	$2,060,263

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2024	2023
Cash flows from operating activities
Net income	16,387	$30,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,441	19,432
Amortization of debt issue costs and accretion of discount	1,874	396
Operating lease amortization	1,810	1,626
Unrealized gain on change in fair value of equity securities	(2,325)	—
Deferred tax benefit	(5,720)	(2,208)
Share-based compensation	7,349	5,557
Earnings of equity method investment	(1,071)	(1,155)
Loss on foreign currency remeasurement	4,456	4,864
Other, net	797	2,530
(Increase) decrease in assets:
Accounts receivable, net	(14,756)	10,044
Prepaid expenses and other assets	130	(5,388)
Other long-term assets	(1,484)	(261)
Increase (decrease) in liabilities:
Accrued liabilities and accounts payable	(11,031)	(13,417)
Income tax payable	(3,347)	(639)
Contract liability	8,721	3,089
Operating lease liabilities	(4)	310
Other long-term liabilities	(252)	(332)
Total adjustments	19,588	24,448
Net cash provided by operating activities	35,975	54,511
Cash flows from investing activities
Additions to software	(16,494)	(9,257)
Property and equipment acquired	(5,389)	(4,063)
Purchase of equity securities	(111)	—
Acquisitions, net of cash acquired	—	(23,317)
Net cash used in investing activities	(21,994)	(36,637)
Cash flows from financing activities
Withholding taxes paid on share-based compensation	(9,756)	(5,874)
Net increase (decrease) in short-term borrowings	80,000	(20,000)
Dividends paid to noncontrolling interest holders	(1,142)	—
Dividends paid	(3,273)	(3,249)
Repurchase of common stock	(70,000)	(6,269)
Repayment of long-term debt	(5,967)	(5,187)
Repayment of other financing agreement	(6,212)	—
Net cash used in financing activities	(16,350)	(40,579)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(3,768)	(275)
Net increase in cash, cash equivalents and restricted cash	(6,137)	(22,980)
Cash, cash equivalents, restricted cash and cash included in settlement assets at beginning of the period	343,724	215,657
Cash, cash equivalents, restricted cash, and cash included in settlement assets at end of the period	$337,587	$192,677

Reconciliation of cash, cash equivalents, restricted cash, and cash included in settlement assets
Cash and cash equivalents	293,666	173,662
Restricted cash	23,597	19,015
Cash and cash equivalents included in settlement assets	20,324	59,461
Cash, cash equivalents, restricted cash, and cash included in settlement assets	$337,587	$252,138

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three Months Ended March 31, 2024
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$53,031	$74,216	$43,099	$58,128	$(23,156)	$205,318
Operating costs and expenses	30,952	76,031	28,819	40,451	(3,738)	172,515
Depreciation and amortization	7,262	16,257	1,233	4,438	5,251	34,441
Non-operating income (expenses)	148	(1,165)	—	139	1,333	455
EBITDA	29,489	13,277	15,513	22,254	(12,834)	67,699
Compensation and benefits (2)	698	1,498	707	785	4,302	7,990
Transaction, refinancing and other fees (3)	267	(3,029)	—	—	794	(1,968)
(Gain) loss on foreign currency remeasurement (4)	(102)	4,551	—	—	7	4,456
Adjusted EBITDA	$30,352	$16,297	$16,220	$23,039	$(7,731)	$78,177

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $14.6 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $4.1 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $4.5 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, the elimination of unrealized gains from equity securities and the elimination of unrealized earnings from equity investments.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Three Months Ended March 31, 2023
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$48,429	$35,317	$40,347	$55,695	$(19,974)	$159,814
Operating costs and expenses	27,722	29,312	26,689	38,913	(2,912)	119,724
Depreciation and amortization	5,888	2,711	1,129	4,488	5,216	19,432
Non-operating income (expenses)	365	(3,785)	307	532	(118)	(2,699)
EBITDA	26,960	4,931	15,094	21,802	(11,964)	56,823
Compensation and benefits (2)	528	652	532	565	3,568	5,845
Transaction, refinancing and other (3)	292	—	—	—	(689)	(397)
Loss (gain) on foreign currency remeasurement (4)	95	4,772	—	—	(3)	4,864
Adjusted EBITDA	$27,875	$10,355	$15,626	$22,367	$(9,088)	$67,135

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $13.0 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction-processing of $4.0 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction-processing and monitoring fees of $2.9 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, and the elimination of unrealized earnings from equity investments.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended March 31,
(Dollar amounts in thousands, except share data)	2024	2023
Net income	16,387	30,063
Income tax expense	292	2,818
Interest expense, net	16,579	4,510
Depreciation and amortization	34,441	19,432
EBITDA	67,699	56,823
Equity income (1)	(1,071)	(1,155)
Compensation and benefits (2)	7,990	5,845
Transaction, refinancing and other (3)	(897)	758
Loss on foreign currency remeasurement (4)	4,456	4,864
Adjusted EBITDA	78,177	67,135
Operating depreciation and amortization (5)	(14,795)	(12,369)
Cash interest expense, net (6)	(15,419)	(4,363)
Income tax benefit (expense) (7)	462	(4,782)
Non-controlling interest (8)	(421)	(34)
Adjusted net income	$48,004	$45,587
Net income per common share (GAAP):
Diluted	$0.24	$0.46
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.72	$0.69
Shares used in computing adjusted earnings per common share:
Diluted	66,336,679	65,608,618

1)Represents the elimination of non-cash equity earnings from our equity investments.
2)Primarily represents share-based compensation and severance payments.
3)Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, recorded as part of selling, general and administrative expenses and the elimination of unrealized gains from the change in fair market value of equity securities.
4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
5)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
6)Represents interest expense, less interest income, as they appear on the condensed consolidated statements of income and comprehensive (loss) income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
7)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
8)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Common Share

	Outlook 2024			2023
(Dollar amounts in millions, except per share data)	Low		High
Revenues	$846	to	$854	$695
Earnings per Share (EPS) (GAAP)	$1.46	to	$1.60	$1.21
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (1)	0.77		0.77	1.36
Merger and acquisition related depreciation and amortization (2)	0.71		0.69	0.62
Non-cash interest expense (3)	0.05		0.04	(0.01)
Tax effect of non-gaap adjustments (4)	(0.09)		(0.10)	(0.36)
Non-controlling interest (5)	(0.05)		(0.06)	—
Total adjustments	1.39		1.34	1.61
Adjusted EPS (Non-GAAP)	$2.85	to	$2.94	$2.82
Shares used in computing adjusted earnings per common share			65.8	65.8

(1)Represents share-based compensation, the elimination of non-cash equity earnings from equity investees, non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(2)Represents depreciation and amortization expenses amounts generated as a result of M&A activity.
(3)Represents non-cash amortization of the debt issue costs, premium and accretion of discount.
(4)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 6% to 7%).
(5)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.